Exhibit 99.5

FOURTH AMENDMENT

TO

THE FIRSTMERIT CORPORATION AND AFFILIATES

EMPLOYEES’ SALARY SAVINGS RETIREMENT PLAN

(as amended and restated effective January 1, 2007)

WHEREAS, FirstMerit Corporation (“Employer”) has established The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of the Plan’s Participating Employers; and

WHEREAS, Section 18.1 of the Plan provides that FirstMerit Corporation may amend the Plan on behalf of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Plan has been amended and restated effective generally on and after January 1, 2007; and

WHEREAS, FirstMerit Corporation (“Employer”) has acquired the operations of Midwest Bank and Trust Co., a bank headquartered in Chicago, Illinois; and

WHEREAS, the following provisions of the Plan shall apply to Employees of FirstMerit Corporation who, immediately prior to the date the assets of the Midwest Bank and Trust Co., were acquired by FirstMerit Corporation, were employed by Midwest Bank and Trust Co. [“Midwest Bank Employee(s)”];

NOW THEREFORE, the Plan shall be amended as follows:

1. Each Midwest Bank & Trust Company Employee shall:

(a) be considered as being hired by the Employer as of May 15, 2010 in a classification that is ineligible to participate in the Plan; and

(b) become a Member and (i) eligible to commence participation in the Plan for the purpose of making Employee 401(k) Contributions pursuant to Section 5.2 and 5.3, and receiving Matching Contributions pursuant to Section 5.4, effective on and after July 1, 2010, provided such individuals have attained the age of 21 by such date; and (ii) receive contributions in accordance with Section 5.1 (Discretionary Employer Contributions), Section 5.11 (Employer Profit Sharing Contributions) and Section 5.12 (Retirement Income Contributions), effective on and after July 1, 2010 For the purpose of this paragraph (b)(ii), a Midwest Bank Employee’s Compensation shall only include amounts credited to such person on and after July 1, 2010.

2. The Plan will not accept any loans held by Midwest Bank Employees from its current profit sharing plan.

3. The Plan will not accept any after-tax contributions (including Roth contributions) held by Midwest Bank Employees from its current profit sharing plan.

IN WITNESS WHEREOF, the undersigned has executed this amendment effective as set forth above.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer

Print Name:	Christopher J. Maurer

Title:	Executive Vice President

Date: 5/27/10